UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): November 14, 2005 (November 9, 2005)
STATE AUTO FINANCIAL CORPORATION

(Exact name of registrant as specified in its charter)

Ohio	0-19289	31-1324304

(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

518 East Broad Street, Columbus, Ohio	43215-3976

(Address of principal executive offices)	(Zip Code)
Registrant’s telephone number, including area code: (614) 464-5000
Not Applicable
(Former name or former address, if changed since last report.)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 1. Registrant’s Business and Operations
Item 1.01 Entry into a Material Definitive Agreement.
On November 9, 2005, State Auto Financial Corporation (the “Company” or “State Auto Financial”), as borrower, entered into a Credit Agreement (the “Credit Agreement”) with a syndicate of financial institutions, as lenders, and KeyBank National Association, as Administrative Agent, Lead Arranger, Sole Book Runner and Swingline Lender. The Credit Agreement provides for a $100.0 million five-year unsecured revolving credit facility (the “Credit Facility”). During the term of the Credit Facility, the Company has the right to increase the total facility amount by $25.0 million, up to a maximum total facility amount of $125.0 million, provided that no event of default has occurred and is continuing. The Credit Facility is available for general corporate purposes, including working capital and acquisitions, and for catastrophic loss purposes. At the present time, the Company intends to use the Credit Facility for catastrophe loss purposes. The Credit Facility provides for interest-only payments during its term, with principal due in full at maturity. Interest is based on either a London interbank market rate or a base rate plus a calculated margin amount. The Credit Facility replaced the Company’s structured contingent financing arrangement which expired on November 9, 2005. See Item 1.02 below. The Credit facility provides the Company with greater flexibility than the structured contingent financing arrangement.
The Credit Agreement contains certain covenants, including financial covenants that require the Company to (i) maintain a minimum net worth, (ii) not exceed a certain debt to capitalization ratio and (iii) not go below a certain fixed charge coverage ratio. As of November 9, 2005, the Company was in compliance with all of the covenants in the Credit Agreement.
Item 1.02 Termination of a Material Definitive Agreement.
On November 9, 2005, the Credit Agreement dated November 12, 2003 (the “Old Credit Agreement”), among SAF Funding Corporation, KeyBank National Association, as Administrative Agent, Lead Arranger and Sole Book Runner, and a syndicate of financial institutions, as lenders (the “Lenders”), expired in accordance with its terms. The Old Credit Agreement and other related agreement were part of a structured contingent financing arrangement which provided State Auto Financial with up to $100.0 million of funding for reinsurance purposes if the State Auto Group were to incur catastrophe losses in excess of $120.0 million.
In the event of an applicable catastrophic loss, this structured contingent financing arrangement provided that State Auto Financial would sell redeemable preferred shares to SAF Funding Corporation, a special purpose company (“SPC”), which would borrow the money necessary for such purchase from the Lenders. State Auto Financial would then contribute to State Auto Property and Casualty Insurance Company (“State Auto P&C”) the funds received from the sale of its preferred shares, thereby preserving the statutory surplus of State Auto P&C. State Auto P&C would use the contributed capital to pay its direct catastrophe losses and losses assumed under the intercompany catastrophe reinsurance agreement. State Auto Financial was obligated to repay

SPC (which would repay the Lenders) by redeeming the preferred shares in ten semiannual installments. In the event of a default by State Auto Financial, the obligation to repay SPC was secured by a Put Agreement among State Auto Financial, State Automobile Mutual Insurance Company (“State Auto Mutual”) and the Lenders, under which State Auto Mutual would be obligated to either purchase the preferred shares from SPC or repay SPC for the loan(s) outstanding.
Section 2 — Financial Information

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.
Information concerning the Company’s new Credit Agreement is set forth in Item 1.01, which information is incorporated herein by reference.
Section 9 — Financial Statements and Exhibits
Item 9.01. Financial Statements and Exhibits.
(c) Exhibits.

Exhibit No.	Description
10.1	Credit Agreement dated as of November 9, 2005, among State Auto Financial Corporation, as borrower, a syndicate of financial institutions, as lenders, and KeyBank National Association, as Administrative Agent, Lead Arranger, Sole Book Runner and Swingline Lender.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

STATE AUTO FINANCIAL CORPORATION

Date: November 14, 2005	By	/s/ Steven J. Johnston

Treasurer and Chief Financial Officer

EXHIBIT INDEX

Exhibit No.	Description
10.1	Credit Agreement dated as of November 9, 2005, among State Auto Financial Corporation, as borrower, a syndicate of financial institutions, as lenders, and KeyBank National Association, as Administrative Agent, Lead Arranger, Sole Book Runner and Swingline Lender.